EXHIBIT 8(a)(2)

                     STATE STREET BANK AND TRUST COMPANY

                            Custodian Fee Schedule

                    A.A.R.P. INSURED TAX FREE INCOME TRUST

                         Effective November 30, 1984

I. Administration

      Custody, Portfolio and Fund Accounting Service - Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Maintain investment ledgers, provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balance. Calculate net asset value daily. Provide selected general ledger reports. Securities yield or market value quotations will be provided to State Street by the fund.

      A.A.R.P. Insured Tax Free Income Trust consists of two separate portfolios. The current portfolios are as follows:

            A.A.R.P. Insured Tax Free Short Term Fund
            A.A.R.P. Insured Tax Free General Bond Fund

      Each portfolio will be individually subject to the administrative fee shown below. This fee is an annual charge, billed and payable monthly, based on the average net assets of each portfolio.

                              ANNUAL FEE

      Fund Net Assets

      First $20 million                               1/15 of 1%
      Next $80 million                                1/30 of 1%
      Excess                                          1/100 of 1%

      There will be no minimum monthly charge under this section.

II. Portfolio Trades - For each line item processed

      State Street Bank Repos                         $ 7.00

      All other trades                                $16.00


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III. Custodian Balances

      If the average collected balance of the Custodian Demand Deposit Account for the month is $750,000.00 or more for each fund there shall be no charges for services performed under the Custodian Agreement under Section I and II. The balance level to be maintained shall be subject to review periodically at the option of either the Fund or the Bank and will remain in effect for at least three months after each mutually agreed upon change.

IV. Special Services

      Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

V. Out-of-Pocket Expenses

      A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

            Telephone
            Wire charges ($3.85 per wire in and $3.70 out)
            Postage and insurance
            Courier service
            Legal fees
            Supplies related to fund records
            Rush transfer - $8 each
            Duplication
            DTC Eligibility Books
            Transfer fees
            Pricing services
            Sub-custodian charges
            Price Waterhouse Audit Letter

      A.A.R.P. INSURED TAX FREE                 STATE STREET BANK & TRUST CO
      INCOME TRUST


      By: /s/ [Illegible]                       By: /s/ [Illegible]
         --------------------------                 ---------------------
      Title: Exec. Vice President               Title: Vice President
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      Date: November 30, 1984                   Date: October 5, 1984
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